INITIAL CAPITAL AGREEMENT

December 3, 2020

New Age Alpha Trust

555 Theodore Fremd Ave., Suite A-101

Rye, New York 10580

Ladies and Gentlemen:

The undersigned hereby subscribes for 4,000 Shares of Beneficial Interest, no par value, of the AVDR US LargeCap ESG ETF, a series of New Age Alpha Trust, a Delaware statutory trust, at $25.00 per share for an aggregate purchase price of $100,000. By signing below, payment in full is confirmed.

The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.

Very truly yours,

New Age Alpha Advisors, LLC

By: _/s/ Armen Arus________________

Name: Armen Arus

Title: Chief Executive Officer

Confirmed and Accepted:

New Age Alpha Trust

By: /s/ Keith D. Kemp_____________________

Name: Keith D. Kemp

Title: President